Exhibit 5.2

One Bunhill Row London EC1Y 8YY T +44 (0)20 7600 1200 F +44 (0)20 7090 5000

11 August 2020

Your reference
Prudential plc 1 Angel Court London EC2R 7AG	Our reference HJZB Direct line 020 7090 3258

Dear Sirs,

Prudential plc (the “Company”)
Shelf Registration Statement on Form F-3

We have acted as English solicitors to the Company.  This opinion as to English law as at today’s date is addressed to you in connection with a registration statement on Form F-3, to be filed on 11 August 2020 with the United States Securities and Exchange Commission (the “Commission”) by the Company under the United States Securities Act 1933, as amended (the “Securities Act”) and which relates, inter alia, to the offer and sale of Senior Debt Securities (the “Senior Debt Securities”), Subordinated Debt Securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”), Preference Shares and American Depositary Shares by the Company (the “Registration Statement”).  Senior Debt Securities will be issued under the Senior Indenture (as defined below) and Subordinated Debt Securities will be issued under the Subordinated Indenture (as defined below), in each case as supplemented from time to time.

For the purposes of this opinion, we have examined copies of the following documents:

(a)           the Subordinated Indenture dated 10 August 2020 between the Company as issuer and Citibank, N.A. as subordinated trustee, and as filed as an exhibit to the Registration Statement (the “Subordinated Indenture”);

(b)           the Senior Indenture dated 14 April 2020 between the Company as issuer and Citibank, N.A. as senior trustee, and as filed as an exhibit to the Registration Statement (the “Senior Indenture”),

(the Indentures described in (a) and (b) above, as supplemented from time to time, are referred to in this opinion letter as the “Indentures”);

SJ Cooke SM Edge PP Chappatte PH Stacey DL Finkler SP Hall JD Boyce N von Bismarck PWH Brien SR Galbraith AG Ryde JAD Marks DA Wittmann TS Boxell	JC Twentyman DJO Schaffer STM Lee AC Cleaver DR Johnson RA Swallow CS Cameron CA Connolly PJ Cronin BJ-PF Louveaux E Michael RR Ogle PC Snell HL Davies	JC Putnis RA Sumroy JC Cotton RJ Turnill WNC Watson CNR Jeffs SR Nicholls MJ Tobin DG Watkins BKP Yu EC Brown RA Chaplin J Edwarde AD Jolly	S Maudgil JS Nevin JA Papanichola RA Byk GA Miles GE O’Keefe MD Zerdin RL Cousin BJ Kingsley IAM Taylor DA Ives MC Lane LMC Chung RJ Smith	MD’AS Corbett PIR Dickson IS Johnson RM Jones EJ Fife JP Stacey LJ Wright JP Clark WHJ Ellison AM Lyle-Smythe A Nassiri DE Robertson TA Vickers RA Innes	CP McGaffin CL Phillips SVK Wokes NSA Bonsall MJM Cox RCT Jeens V MacDuff PL Mudie OI Storey DM Taylor RJ Todd WJ Turtle OJ Wicker DJO Blaikie	CVK Boney F de Falco SNL Hughes PR Linnard KA O’Connell N Yeung CJCN Choi NM Pacheco CL Sanger HE Ware HJ Bacon TR Blanchard NL Cook AJ Dustan	HEB Hecht CL Jackson OR Moir S Shah	Authorised and regulated by the Solicitors Regulation Authority Firm SRA number 55388

(c)           the form of global share warrant representing preference shares in bearer form of the Company filed as Exhibit 4.3 to the Registration Statement;

(d)           the form of share certificate representing preference shares in registered form of the Company filed as Exhibit 4.4 to the Registration Statement;

(e)           the form of ADR Deposit Agreement filed as Exhibit 4.5 to the Registration Statement;

(f)           a certificate dated 14 April 2020 of Thomas Clarkson, the Company Secretary of the Company (the “Secretary’s Certificate”) having annexed thereto documents including a copy of an extract of the resolutions of the Board of Directors of the Company dated 9 March 2020 and the resolutions of a committee of the Board of Directors dated 3 April 2020, each certified as a true and up to date copy as at the date of the Secretary’s Certificate;

(g)           a certificate dated 10 August 2020 of Mark FitzPatrick, a director of the Company, (the “Director’s Certificate”) having annexed thereto:

(i)            a copy of the Memorandum and Articles of Association of the Company, certified as a true, complete and up to date copy;

(ii)           a copy of the minutes of a meeting of the Board of Directors of the Company held on 23 July 2020 and a copy of the minutes of a meeting of a committee of the Board of Directors of the Company held on 10 August 2020, each certified as a true and up to date copy; and

(iii)          a copy of the power of attorney of the Company dated 10 August 2020, certified as a true and up to date copy.

This opinion sets out our opinion on certain matters of English law as at today’s date and the opinion set out herein is based on English law in force and applied by English courts as at the date of this opinion.

We have not made any investigation of, and do not express any opinion on, the laws of any jurisdiction other than England and neither express nor imply any opinion as to any other laws, in particular the laws of the State of New York and of the United States of America.

Expressions defined in the Indentures shall have the same meanings when used in this opinion.

We have assumed:

(i)            the conformity to original documents of all copy (including electronic copy) documents examined by us;

(ii)           that all signatures on the executed documents which, or copies of which, we have examined are genuine;

(iii)          the capacity, power and authority of each of the parties (other than the Company) to execute, deliver and perform its obligations under each of the Indentures;

(iv)          the accuracy and completeness of all statements made in the Director’s Certificate and the documents referred to therein and that such certificate and statements remain true, accurate and complete as at the date of this opinion and as at each date on which Debt Securities or Preference Shares are, from time to time, issued;

(v)           the accuracy and completeness of all statements made in the Secretary’s Certificate as at the date of the Secretary’s Certificate;

(vi)          that the copy of the Memorandum and Articles of Association of the Company examined by us is complete and up to date and would, as at today’s date, comply, with respect to the Articles of Association, with section 36 of the Companies Act 2006;

(vii)         that the directors of the Company have complied with their duties as directors insofar as relevant to this opinion;

(viii)        that no law of any jurisdiction outside England would render the execution or delivery of the Indentures or the Debt Securities illegal or ineffective and that, insofar as any obligation under any Indenture is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

(ix)          that the Debt Securities will, upon issue, be duly executed and unconditionally delivered by the parties thereto and will be authenticated in accordance with the provisions of the relevant Indenture and the Debt Securities will not be inconsistent with any applicable prospectus supplement or any resolutions of the Board of Directors of the Company (or of any committee of the Board of Directors of the Company) passed subsequent to the date hereof;

(x)           that the Preference Shares will be issued in accordance with the provisions of the relevant Indenture, the Memorandum and Articles of

Association of the Company and the relevant shareholders’ authority to allot such Preference Shares and will not be inconsistent with any applicable prospectus supplement, any resolutions of the Board of Directors of the Company (or of any committee of the Board of Directors of the Company) passed subsequent to the date hereof;

(xi)          that (a) the information disclosed by our searches on 10 August 2020 of the Companies House database and of the Central Registry of Winding-up Petitions on 10 August 2020 in relation to the Company (the “Searches”), was then complete, up to date and accurate and has not since then been altered or added to and (b) those Searches did not fail to disclose any information relevant for the purpose of this opinion.

(xii)         that, as at the date of this opinion and on each date on which Debt Securities or Preference Shares are issued, (a) no proposal has been made for a voluntary arrangement, and no moratorium has been obtained, in relation to the Company under Part I or Part A1 of the Insolvency Act 1986 (as amended), (b) the Company has not given any notice in relation to or passed any winding-up resolution, (c) no application has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of, or commencement of a moratorium in relation to, the Company, and no step has been taken to strike off or dissolve the Company, (d) no liquidator, administrator, monitor, nominee, supervisor, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Company or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer, and (e) no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside England and Wales in relation to the Company or any of its assets or revenues;

(xiii)        that none of the parties to the Indentures and Registration Statement has taken or will take any action in relation to the Debt Securities (a) which constitutes carrying on, or purporting to carry on, a regulated activity in the United Kingdom in contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) (within the meaning of the FSMA) or (b) in consequence of anything said or done by a person in the course of carrying on or purporting to carry on a regulated activity (within the meaning of the FSMA) in the United Kingdom in contravention of that Section;

(xiv)       that no amendment has been, or will be, made to either of the Indentures or to the Registration Statement as filed on the date hereof;

(xv)        that (except so far as permitted by Section 21 of the FSMA or applicable regulations or rules made under the FSMA) no agreement to engage in investment activity (within the meaning of section 21(8) of the FSMA) in connection with any of the Debt Securities has been or will be entered into in consequence of an unlawful communication (within the meaning of section 30 of the FSMA);

(xvi)       that none of the Debt Securities or Preference Shares will be offered or sold to persons in the United Kingdom except in circumstances that will not result in an offer to the public in the United Kingdom contrary to section 85(1) of the FSMA;

(xvii)      that any party to the Indentures which is subject to the supervision of any regulatory authority in the United Kingdom has complied and will comply with all the requirements of such regulatory authority in connection with the issue, offer and sale of the Debt Securities;

(xviii)     that the Indentures and the Debt Securities (when executed, authenticated and delivered in accordance with the Indentures) constitute, and will constitute, (as the case may be) valid, binding and enforceable obligations of the parties thereto under the laws of the State of New York and that the Indentures and the Debt Securities have the same meaning and effect as they would have if they were governed by English law;

(xix)       that the Indentures have been unconditionally delivered by the Company;

(xx)        that the Indentures have been executed by the persons authorised in the board minutes or power of attorney referred to in subparagraphs (d), (e)(ii) and (iii) above;

(xxi)       that the choice of (a) English law to govern the Relevant Provision (as defined below) and (b) the law of the State of New York to govern the Indentures except for the Relevant Provision (as defined below) was freely made in good faith by the respective parties and there is no reason for avoiding such choice on the grounds of public policy;

(xxii)      that the performance of each obligation under the Indentures: (a) is not illegal or contrary to public policy in any place outside England and Wales in which that obligation is to be performed; (b) is not contrary to any exchange control regulations of any member of the International Monetary Fund; and (c) is not in conflict with the by-laws of other constitutional documents of any party; and

(xxiii)     that all acts, conditions or things required to be fulfilled, performed or effected in connection with the Indentures under the laws of any jurisdiction other than England and Wales have been duly fulfilled, performed and effected in accordance with the laws of each such jurisdiction.

Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the following opinion:

1.            The Company is a public limited company which has been duly incorporated and is validly existing.

2.            The Company has the capacity and power to execute and deliver the Indentures and to exercise its rights and perform its obligations thereunder.

3.            The Indentures have been duly executed by the Company.

4.            Following the issuance of any Subordinated Debt Securities pursuant to the Subordinated Indenture, Section 13.01 of the Subordinated Indenture, (the “Relevant Provision”), which is expressed to be governed by and construed in accordance with English law, will constitute a valid, binding and enforceable obligation of the Company.

5.            All necessary corporate action has been taken by the Company to authorise the execution and delivery of the Indentures and the exercise of its rights and performance of its obligations thereunder.

6.            Any final and conclusive judgment against the Company for a definite sum of money entered by a court of the State of New York in any suit, action or proceedings arising out of or in connection with the obligations of the Company under the Indentures would be enforced by the English courts, without re-examination or re-litigation of the matters adjudicated upon, provided that:

(a)           the judgment was not obtained by fraud;

(b)           the enforcement of the judgment would not be contrary to English public policy (and enforcement of a judgment for liability founded on Federal or State securities laws of the United States may be contrary to public policy);

(c)           the judgment is not of a public nature;

(d)           the judgment was not obtained in proceedings which were brought in breach of Section 32 of the Civil Jurisdiction and Judgments Act 1982;

(e)           the judgment was not obtained in proceedings contrary to natural justice;

(f)           the judgment is not inconsistent with an English judgment in respect of the same matter;

(g)           the judgment is not for multiple damages;

(h)           enforcement proceedings are instituted within six years after the date of the judgment;

(i)            the foreign court had jurisdiction according to the English rules on private international law;

(j)            an English Court may refuse to give effect to any provision in an agreement which would involve the enforcement of foreign taxation or penal laws; and

(k)           any undertakings or indemnities in relation to United Kingdom stamp duties given by the Company may be void under the provisions of Section 117 of the Stamp Act 1891 of the United Kingdom (as amended).

A foreign judgment may be “final and conclusive” though it is subject to appeal.

7.            The execution and delivery of the Indentures by the Company and the exercise of its rights and the performance of its obligations thereunder:

(a)           are not, as at the date hereof, prohibited by any law or regulation applicable to English companies generally or by the Memorandum or Articles of Association of the Company; and

(b)           do not require, as at the date hereof, under any law or regulation applicable to English companies generally, any order, permission, authorisation, approval or consent from, or filing or registration with, any public authority or governmental agency in England.

8.            The choice of the law of the State of New York as the governing law of the Indentures (except for the Relevant Provision) is a valid choice of law.  English law will treat the validity and binding nature of the obligations contained in the Indentures (except for the Relevant Provision) as being governed by the law of the State of New York.

9.            The Board of Directors of the Company are duly authorised to allot up to US$20 million, €20 million and £20 million in aggregate nominal amount of Preference Shares under Section 551 of the Companies Act 2006 until the conclusion of its Annual General Meeting to be held in 2024 (after which time the Directors must seek the approval of the shareholders of the Company to renew their authority to allot, if such approval has not already been granted).  The Preference Shares, when allotted and issued either directly or by exchange for the Debt Securities, in each case, in accordance with the terms of the Debt Securities and the Indentures will:

(a)           be validly issued and will be fully paid and not subject to any calls for further funds; and

(b)           not be subject to any pre-emption rights of any shareholder of the Company.

Our reservations are as follows:

(a)           This opinion sets out our opinion on certain matters of English law as at today’s date and as currently applied by the English courts. We express no opinion on European Union law as it affects or would be applied in any jurisdiction other than England and Wales. We have not made any investigation of, and do not express any opinion on, any other law.

For the purposes of this letter, “European Union law” means all European Union law that forms part of English law pursuant to sections 1A and 1B of the European Union (Withdrawal) Act 2018 (as amended) (the “EUWA”). Any reference in this opinion to direct EU legislation and EU-derived domestic legislation (each as defined in the EUWA) shall be construed accordingly.

(b)           The terms “binding” and “enforceable”, as used in this opinion, mean that the obligation is of a type which the English courts enforce.  This does not mean that the obligation will necessarily be legally binding and enforceable in all circumstances in accordance with its terms, enforcement being subject to, for example, the discretion of the court to order specific performance or to issue an injunction, the provisions of the Limitation Act 1980, the acceptance of jurisdiction by the English courts, rules of procedure and principles of law and equity of general application.

(c)           Where the parties have agreed to submit to the exclusive jurisdiction of the courts of any place outside England and Wales, we express no opinion as to whether the English courts would accept jurisdiction.

(d)           If an English court assumes jurisdiction:

(i)            it would not apply the laws of the State of New York if:

(A)          the laws of the State of New York were not pleaded and proved; or

(B)          to do so would be contrary to English public policy or mandatory rules of English law; or

(C)          to do so would give effect to a foreign penal, revenue or other public law; and

(ii)           it may have regard to the law of the place of performance of any obligation under the Indentures which is to be performed outside England and Wales.  It may refer to that law in relation to the manner of performance and the steps to be taken in the event of defective performance.

(e)           Under Regulation (EC) No. 593/2008 on the law applicable to contractual obligations, contracting parties may select a law to govern only part of a contract.  There is, however, a limit on the ability of the parties to a contract to split the governing law in this way.  This limit is often expressed by saying that the parties may only effect such a “dépeçage” where the chosen laws can be reconciled as a matter of logic.  If this cannot be done, there is a risk that the parties’ choice of law may be held by an English court to be invalid.

(f)           There is doubt as to the enforceability in England, in original actions or in actions for the enforcement of judgments of United States courts, of liabilities predicated solely upon the Federal or State securities laws of the United States.

(g)           Undertakings and indemnities contained in the Indentures may not be enforceable before an English court insofar as they purport to require payment or reimbursement of the costs of any unsuccessful litigation brought before an English court.

(h)           Laws relating to insolvency, liquidation, administration, moratorium, reorganisation or other laws or procedures affecting creditors’ rights may affect the obligations of the Company under the Indentures, the Preference Shares or the Debt Securities and the remedies available, and the payment obligations of the Company may be subject to obligations mandatorily preferred by law.

(i)            The exercise of certain of the Company’s rights and obligations under the Debt Securities and Preference Shares is, as at today’s date, subject to the Company obtaining the approval of or consent from the Hong Kong Insurance Authority (the “HKIA”) (including in the form of a waiver) and to such other or further conditions as the HKIA may impose from time to time.

(j)            We express no opinion as to whether specific performance or injunctive relief, being equitable remedies, would be available in respect of any obligations of the Company.

(k)           Except as specifically provided in paragraph 8 above, we have not been responsible for investigating or verifying the accuracy of the facts, including statements of law, or the reasonableness of any statements of opinion contained in the Registration Statement (including any amendments or supplements thereto, including any prospectus supplement) or whether any material facts have been omitted from it.  Accordingly, we express no opinion as to whether the Registration Statement (or any part thereof) contains all the information required to be contained in any of them or whether the persons responsible for the Registration Statement have discharged their obligations in relation to the information contained in or disclosed by the Registration Statement.

(l)            This opinion is subject to any limitations arising from:

(i)            United Nations, European Union or United Kingdom sanctions or other similar measures implemented or effective in the United Kingdom and applicable to any party to the Indentures or any transfers or payments made under the Indentures; and

(ii)           EU Regulation 2271/96 protecting against the effects of the extra-territorial application of legislation adopted by a third country (the “Blocking Regulation”) and legislation related to the Blocking Regulation.

(m)         The Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Company or any of its assets.  For example, information required to be filed with the Registrar of Companies at Companies House or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales.

(n)           The validity of subordination arrangements is not definitively established in legislation or case law. The effectiveness of contractual subordination arrangements under English law still relies primarily on the first instance decision in Re Maxwell Communications Corporation PLC No. 2 (1994).

(o)           We have not been asked to, and we do not, express any opinion as to:

(i)            any taxation (including value added tax) which will or may arise in connection with the Indentures; or

(ii)           the enforceability of rights which may arise under the Contracts (Rights of Third Parties) Act 1999 in favour of any person who is not a party to the relevant Indenture.

(p)           Section 13.04 (No Waiver of Subordination Provisions) of the Subordinated Indenture provides that the right of Senior Creditors (as defined in the Subordinated Indenture) to enforce subordination as provided in the Subordinated Indenture will be affected by certain circumstances.  We express no opinion as to whether this will be effective.

This opinion is to be governed by and construed in accordance with English law. This opinion is being provided to you in connection with the issue, from time to time, of the Debt Securities and the Preference Shares under the Facility and may not be reproduced, quoted, summarised or relied upon by any other person or for any other purpose without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the paragraphs under the headings “Limitations on Enforcement of U.S. Laws Against Us, Our Management and Others” and “Legal Opinions” in the Registration Statement without admitting that we are “experts” under the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

To the extent permitted by applicable law and regulation, you may rely on this opinion only on the condition that your recourse to us in respect of the matters addressed in this opinion is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consists of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right.

Yours faithfully,

/s/ Slaughter and May